EXHIBIT 10.1

INSTRUCTIONS FOR PROGRAMMED PLAN OF TRANSACTIONS

General Instructions. I hereby instruct A.G. Edwards & Sons, Inc. (“A.G. Edwards”) to implement a programmed plan of transactions as outlined below (the “Instructions”). I understand that the instructions below are subject to review prior to acceptance by A.G. Edwards. The Instructions are valid only for the specific security, account number and maximum total shares indicated:
Client’s Name: William E. M. Lands
Name of Security: Omega Protein Corporation
Account Number:

Maximum Total Shares to Be Bought or Sold Under the Instructions: 30,000
Relationship of Client to Issuer:
☐ Executive Officer (Specify)	☒ Director

☐10% (or Greater) Shareholder	☐ Other (Specify)

Special Information for Transactions Involving Stock Option Exercises. If shares that will be sold pursuant to these
Instructions are to be delivered to A.G. Edwards by exercise of options, provide the following information for each grant:
Grant Date:	Exercise Price:

Quantity:	Type of Option:

Additional options information attached ☐ Yes ☐ No

COMPLETE ONLY ONE OF THE FOLLOWING SECTIONS

Section 1: Buy or Sell Specified Quantity of Shares At the Market Price

Place an order to: ☐  BUY / ☐  SELL (check one)                      shares on the                  day of each ☐  WEEK / ☐  MONTH (check one) at the market price at any time during normal market hours on such date.

Additional instructions attached? ☐  Yes    ☐  No

Section 2: Buy or Sell At A Designated Share Price (“Limit Order”) on Multiple Occasions

Place an order to: ☐  BUY / ☒  SELL (check one)                      shares at a limit price of                      (insert limit price) on the                  day of each ☐  WEEK / ☐  MONTH (check one time period) at any time during normal market hours on such date. The limit order above will be “Good Until Cancelled.” No subsequent limit order is to be entered until the preceding limit order has been executed; and not more than one limit order is to be entered per time period.

Additional instructions attached? ☒  Yes    ☐  No

Section 3: Buy or Sell at A Designated Share Price (“Limit Order”) on a Single Occasion

Place an order to: ☐  BUY / ☐  SELL (check one)                      shares at a limit price of                      (insert limit price) on                  (insert date) at any time during normal market hours on that date. The limit order above will be “Good Until Cancelled.”

Additional instructions attached? ☐  Yes    ☐  No

Section 4: Buy or Sell A Specified Dollar Amount of Shares

Place an order to: ☐  BUY / ☐  SELL (check one) the number of whole shares that comes closest to, but does not exceed, $                 market value on the                  day of each ☐  WEEK / ☐  MONTH (check one time period). The market value will be based on the market price at the time the order is executed, which I understand may occur at any time during normal market hours on such date.

Additional instructions attached? ☐  Yes    ☐  No

DISCLOSURES, REPRESENTATIONS AND FURTHER INSTRUCTIONS

FOR PROGRAMMED PLAN OF TRANSACTIONS

General Representations. I understand that these Instructions are intended to conform with certain provisions of SEC Rule 10b5-1 of the Securities and Exchange Commission (hereafter referred to as “the Rules”), and that the Rules permit a person who comes into possession of material, non-public information with respect to a security to be able to effect a trade in the security, provided instructions to effect the trade were given prior to the person learning the information. I hereby represent to A.G. Edwards that, as of the date of my signature below: I am not in possession of material, non-public information about the security to which the Instructions pertain; the Instructions provided are given in good faith and are not part of a plan or scheme to evade the laws governing insider trading; I am under no legal, regulatory or contractual restriction of undertaking that would prevent A.G. Edwards from acting upon the Instructions, including but not limited to any private placement transfer restrictions, pledge or other encumbrance, rights of first refusal, or any other matters that may prohibit or prevent the free transfer of the securities covered by these Instructions; and, if I am a director or executive officer of the issuer, then I am not subject to any current pension fund blackout period applicable to such issuer, and am not aware of the actual or approximate beginning or ending dates of any such blackout period. I understand that it is my responsibility to comply with all applicable securities laws and policies of the issuer of the securities with respect to the transactions contemplated by these Instructions.

I understand that the laws governing insider trading are fact-specific. I understand that there can be no guarantee that any transaction that is executed pursuant to the Instructions will be deemed to be covered by the protection of the Rules.

Effective Date. The Instructions will become effective upon A.G. Edwards’ acceptance of the Instructions as evidenced by the date of the last signature on this document.

Automatic Termination of Plan. I direct that this plan will automatically terminate upon purchase or sale of the maximum shares subject to this plan, or if I fail to pay for any trade entered pursuant to the Instructions, or when A.G. Edwards learns of my death, or upon my demonstrating to A.G. Edwards that any of the following contingencies have occurred:

•	Twelve months has passed from the effective date of these Instructions without all of the securities having been purchased or sold, as applicable;

•	A public announcement has been made of a tender offer involving the issuer’s securities;

•	A definitive agreement has been announced relating to a merger, reorganization, consolidation or similar transaction in which the securities covered by this agreement would be subject to a lock-up provision;

•	A sale has been made of all or substantially all of the assets of the issuer on a consolidated basis to an unrelated person or entity; or if a transaction affecting the issuer occurs in which the owners of the issuer’s outstanding voting power prior to the transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction;

•	A dissolution or liquidation of the issuer takes place; or

•	It comes to my attention that the Instructions or its attendant transactions may violate existing, new or revised federal or state laws or regulations, or may cause a breach of a contract or agreement to which the issuer is a party or by which the issuer is bound.

In no event shall A.G. Edwards be deemed to have not followed the Instructions if I do not provide notice of the above contingencies prior to the placement of a scheduled order under the plan.

Non-Market Days. If I have given instructions that require an order to be entered on a particular date, and the date that I have selected for a transaction falls on a day when the applicable primary market for the security is closed, then I direct that the transaction occur on the next regular business day on which such market is open following the original date indicated.

Effect of Deviation From Instructions. I understand that the protections of the Rules may not apply if I alter or deviate from the Instructions in any way. I further understand that I may be considered to have altered or deviated from the Instructions if I terminate the plan or these Instructions or if, while the Instructions are in effect, I change the amount, price or timing of any purchase or sale; if I enter supplemental, ad hoc orders with respect to the security that is the subject of the Instructions; if I attempt to directly or indirectly influence the timing of the placement or execution of orders other than through these written instructions; or if I enter or alter a corresponding or hedging transaction with respect to such security. I understand that any such activities would be undertaken at may own risk without liability or consequence to A.G. Edwards.

State Insider Trading Laws. I understand that some states may have their own laws that relate to insider trading. I understand that A.G. Edwards makes no representation to me with respect to whether these Instructions conform to the laws of any particular state, and that I will seek the advice of my own counsel with respect to matters of state law.

Effect of “Short-Swing Profit” Rules. I understand that federal securities laws may require me to disgorge all profits earned in connection with any purchase and sale of stock that occurs within six months of each other if I own 10% or more of any class of the issuer’s equity securities, or if I am an officer or director of the issuer (i.e., “short-swing profits”). I further understand that it is my own responsibility to ensure compliance with such short-swing profit rules, and that I will seek my own counsel with respect to ensuring compliance with such rules.

Sales of Restricted Stock or Control Stock Pursuant to SEC Rule 144. I understand that the Instructions are applicable only as to securities that are freely-tradable and that are not subject to any restrictions against purchase or sale. If I am considered an “Affiliate” within the meaning of Rule 144, then I understand that the provisions of that rule may limit the number of shares I can sell at any given time. In the event there is a conflict between the quantity of securities that I directed be purchased or sold and any lesser amount of shares that are permitted to be sold pursuant to Rule 144 or other securities laws or rules, I hereby direct that the maximum limits established by such other laws or rules shall govern. I agree to advise A.G. Edwards whether securities covered by these Instructions are covered by Rule 144 and to timely provide appropriate and necessary paperwork, duly executed, in order to facilitate compliance with the filing requirements of that rule and to achieve the purposes of these Instructions. Further, because volume limitations are applicable under Rule 144 regardless where I may sell securities, I represent that I will place no orders with other securities firms to sell securities of the same class as those contemplated by these Instructions without immediately notifying A.G. Edwards in sufficient time to prevent any improper sales.

Reporting Requirements for Certain Shareholders. I understand that there are securities laws and rules that require certain shareholders to timely file reports with the Securities and Exchange Commission as to the shareholder’s purchases and sales of the issuer’s securities. I understand that it is my responsibility to ensure compliance with such rules, and that I will seek my own counsel with respect to whether and when such reports might need to be filed.

Indemnification Agreement. I understand that A.G. Edwards can make no representations or guarantee that any transaction entered according to the Instructions will not subsequently be found to violate federal or state laws or rules against trading by insiders or trading on the basis of material, non-public information or other laws or rules governing securities transactions. Therefore, in consideration of A.G. Edwards’ acceptance of these instructions, I hereby agree to indemnify and hold harmless A.G. Edwards and its directors, officers and employees from any liability, loss or expense (including any legal fees and expenses reasonably incurred) arising out of any transaction or transactions executed pursuant to the Instructions or from any deviation I might make from the plan.

Market Disruptions, Internal Restrictions and Other Unusual Situations. I understand that A.G. Edwards may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction to which it may be subject. If any transaction cannot be executed due to a market disruption, a legal, regulatory, or contractual restriction applicable to A.G. Edwards, or any other event, A.G. Edwards agrees to effect such sale as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event. In addition, it is understood that, from time to time, A.G. Edwards places internal restrictions on the ability of customers to enter orders in connection with specific securities. In the event such restrictions may apply to the securities covered by this plan, and that such resections would prevent orders from being place in connection with these Instructions, then this plan will automatically terminate with no liability to A.G. Edwards.

Coordination With Issuer. I understand that some issuers restrict or limit employees or certain other persons from trading in the issuer’s securities (e.g., an employee or director may only be permitted to trade during certain

“window periods” or may be prohibited from trading during certain “blackout periods”). In addition, I understand that, if I am deemed to be an affiliate or an affiliated purchaser of an issuer whose securities I might be purchasing, then my transactions could limit or otherwise hinder the issuer’s ability to effectuate a share repurchase program under federal securities laws and rules (specifically, SEC Rule 10b-18). Therefore, I represent A.G. Edwards that, to the extent such provisions may apply to me, I have reviewed these Instructions with the issuer and that the issuer has consented to the Instructions outlined herein.

Effect of Instructions on Other Agreements With A.G. Edwards. Nothing in these Instructions changes any other terms or agreements that are already applicable to my account or otherwise between A.G. Edwards and me.

Choice of Law Regarding Interpretations of Instructions. These Instructions shall be construed in accordance with the laws of the State of New York.

/s/ William E. M. Lands
Printed Name of Client	Signature

August 19, 2004

Acknowledged By:

A.G. Edwards & Sons, Inc.

Signature of Branch Office Manager